EXHIBIT 10.32

COMMUTATION AND RELEASE AGREEMENT

COMMUTATION AND RELEASE AGREEMENT (the “Agreement”) entered into between Affirmative Insurance Company (the “Company”) and Third Point Reinsurance Company Ltd. (the “Reinsurer”), effective the 1st day of January, 2015.

WHEREAS, the Reinsurer entered into the reinsurance contracts (the “Contracts”) set forth in Exhibit A, attached, with the Company, whereby the Reinsurer, in consideration of payment of premium, reinsured certain risks insured by the Company; and

WHEREAS, the Reinsurer and the Company desire to fully and finally settle and commute all obligations and liabilities known and unknown of the Reinsurer and the Company under the Contracts; and

WHEREAS, the Reinsurer has offered to pay and the Company has agreed to accept in full satisfaction of the Reinsurer’s present and future liabilities under the Contracts twenty two million, two hundred and twelve thousand and two and no/100 U.S. Dollars ($22,212,002) (the Commutation Amount”);

NOW, THEREFORE, IT IS AGREED BY AND BETWEEN THE REINSURER AND THE COMPANY THAT:

1.The Reinsurer shall pay to the Company Commutation Amount within 10 days of the execution of this Agreement by both the Reinsurer and the Company, by wire transfer to the following account:

Company:Affirmative Insurance Company

Bank Name:Frost Bank

Address:Dallas Texas

Account No.:XXXXXXXXX

ABA No.:XXXXXXXXX

2.Subject to the terms and conditions of this Agreement, the Company shall accept the sum set forth in paragraph 1 herein in full and final settlement of any and all known and unknown amounts due from the Reinsurer to the Company under the Contracts.

3.In consideration of payment of the Commutation Amount referred to in paragraph 1 herein, and effective on the date the Company receives such payment, the Company shall release and discharge the Reinsurer, its predecessors, parents, affiliates, agents, officers, directors and shareholders and assigns from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, which the Company and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or any of them by reason of any matter whatsoever arising out of the Contracts, it being the intention of the parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Company under said Contracts.

4.Simultaneous with the Company releases as provided for in paragraph 3 above, the Reinsurer shall release and discharge the Company, its predecessors, parents, affiliates, agents, officers, directors, shareholders and assigns from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of

EXHIBIT 10.32

money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, which the Reinsurer and its successors and assigns ever had, now have or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Company or any of them by reason of any matter whatsoever arising out of the Contracts, it being the intention of the parties that this release operate as a full and final settlement of the Company’s current and future liabilities to the Reinsurer under the Contracts.

5.The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors, affiliates, officers, directors, employees, parents, subsidiaries, stockholders, liquidators, receivers and assigns of the parties hereto.

6.The parties hereto expressly warrant and represent that they are corporations in good standing in their respective places of domicile; that the execution of this Agreement is fully authorized by each of them; that the person or persons executing this Agreement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Agreement or any part thereof void, voidable, or unenforceable; and that no authorization, consent or approval of any government entity is required to make this Agreement valid and binding upon them.

7.This Agreement shall be interpreted under and governed by the laws of the State of Illinois witout regad to its conflict of laws rules.

8.The Company and the Reinsurer hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind that the other party may reasonably require in order to implement the provisions or objectives of this Agreement.

9.This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

10.This Agreement contains the entire agreement between the parties as respects its subject matter.  All discussions and agreements previously entered into between the parties concerning the subject matter of the Agreement are merged into this Agreement.  This Agreement may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by the parties hereto.

11.If the Company shall be obligated under the laws respecting debtors and creditors of the United States or of the State of Illinois to repay to the Reinsurer, or to a rehabilitator, successor, liquidator or trustee of the Reinsurer, the consideration paid hereunder, then the Company will make such repayment and, upon such repayment, this Agreement shall be null and void.  In addition, in the event that the consideration paid hereunder shall be a voidable transfer under applicable law, and any party shall be obligated to repay the consideration, then the Company will repay such consideration and, upon such repayment, this Agreement shall be null and void.

EXHIBIT 10.32

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Commutation and Release Agreement in duplicate as of the day and year first written above.

Third Point Reinsurance Company Ltd.

By: /s/ J. Robert Bredahl	Witness: /s/ Justin Brendan

Title: President and Chief Operating Officer

Date: 3/5/15

Affirmative Insurance Company

By: /s/ Michael J. McClure	Witness: /s/ John P. Killacky

Title: CEO

Date: 3/6/15

EXHIBIT 10.32

EXHIBIT A

Reinsurance Contracts

Automobile Quota Share Reinsurance Contract

Effective:  December 31, 2013

GC Ref:  U4VT000813

Automobile Quota Share Reinsurance Contract

Effective:  June 30, 2014

GC Ref:  U4VT000814

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